Exhibit 99.2

Summary of Cozzolino Compensation Terms

Term	Employment at will. Employment may be terminated by Mr. Cozzolino or Albany International Corp. ("the Company") at any time.

Salary

Base salary at the rate of $310,000 per year, effective April 1. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers. Salaries of executive officers are customarily adjusted in April of each year.

Annual Incentive

Mr. Cozzolino was eligible for, and received, a cash incentive bonus for 2010 of $102,708, payable in March 2011. In lieu of a cash incentive bonus for 2011, Mr. Cozzolino is expected to receive annual and multi-year performance awards, as described below.

Performance Awards

Performance awards are granted to the senior management team only, and are designed to award performance. Awards are typically denominated in shares of Class A Common Stock and paid out as a combination of cash and Company stock. For 2010, the Company granted each covered executive two separate awards, the first with a one- year performance period (the “APP Performance Award”) and the second with a three-year performance period (the “MPP Performance Award”). Awards typically entitle the recipient to receive an amount equal to from 0% to 200% of a target amount, based upon the extent to which he or she attains certain performance goals during the applicable one-year or three-year performance period. Performance goals for award recipients have in prior periods consisted of adjusted cash flow, adjusted net sales or other metrics tied to the recipient’s specific job function.

Members of the senior management team, including Mr. Cozzolino, are expected to be awarded similar grants for 2011 before the end of March. The APP Performance Awards are typically granted in lieu of awards under the annual cash incentive bonus program (described above) in which Mr. Cozzolino participated during 2010.

Benefits

Mr. Cozzolino will remain eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally, including, without limitation, vacation, 401(k), health-care, vision, life insurance and disability; in each case, as the same may exist from time to time.

Severance

The Company entered into severance agreements with various corporate officers, including Mr. Cozzolino, in August 2009. The agreements provide that in the event the officer’s employment is terminated by the Company at any time before December 31, 2012 for any reason other than cause (as defined in the agreement), the officer shall be entitled to receive his or her gross monthly base salary in effect at the time of termination, less applicable withholdings and deductions, for the number of months specified in the agreement. For Mr. Cozzolino, such period is 12 months. In order to receive the severance benefits, Mr. Cozzolino would be required to execute a release in favor of the Company at the time of termination. A copy of the form of severance agreement was previously filed as Exhibit 10 (o) (xv) to the Company’s quarterly report on Form 10- Q dated August 7, 2009. The foregoing summary of provisions is not complete and reference is made to such exhibit for the complete terms.